January 31, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Tanke Biosciences Corporation

Dear Sirs/Madams:

We have read Item 4.01 of the current report on Form 8-K dated January 20, 2012 of Tanke Biosciences Corporation (the “Registrant”) and we agree with such statements concerning our firm except for the following.

At the time our engagement ended, we had not resolved certain issues related to the amount of the Registrant’s estimated tax liability that may be due to the PRC Tax Bureau.

Very truly yours,

_____________________________
Parker Randall CF (H.K.) CPA Limited